EXHIBIT 5







                         INVESTMENT ADVISORY AGREEMENT



         AGREEMENT made the _____ day of __________, 1995, by and between THE SBI FUND, INC., a Maryland corporation (the
         "Fund"), and SBI CAPITAL MANAGEMENT AND RESEARCH CORPORATION, a Florida not-for-profit corporation ("SBICMRC").

         WHEREAS, SBICMRC has been established by the School of Business and Industry ("SBI") of the Florida Agricultural and Mechanical University ("Florida A&M") to provide students of SBI, as part of their curriculum, with the opportunity to participate in the operation of a registered investment company under the management and supervision of SBI faculty and investment professionals;

         WHEREAS, the Fund is an open-end, diversified series manage-ment investment company registered as such with the Securi-ties and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "Investment Company Act"), and SBICMRC is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940 (the "Investment Advisers Act");

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

         1.   DUTIES OF SBICMRC

              The Fund hereby employs SBICMRC and SBICMRC hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. Subject to the direction and control of the Fund's Board of Directors, SBICMRC will provide investment management of each of the Fund's portfolios in accordance with the Fund's investment objectives and policies as stated in its Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, SBICMRC will make determinations of what investments shall be made by each portfolio of the Fund and when, and will arrange for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolios of the Fund. SBICMRC shall furnish to the Fund such information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of







              important developments materially affecting its portfolio and shall expect SBICMRC, on its own initiative, to furnish to the Fund from time to time such information as SBICMRC may believe appropriate for this purpose.

              In addition, SBICMRC agrees to provide to the Fund office facilities (which may be in SBICMRC's own offices) and supplies, and certain internal executive and administrative services; to compile and maintain such records with respect to its operations as may reasonably be required; and generally assist in all aspects of the Fund's operations.

              SBICMRC shall exercise its best judgment in rendering the services to be provided to the Fund hereunder. SBICMRC shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect SBICMRC against any liability to the Fund or to its security holders to which SBICMRC would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of SBICMRC's reckless disregard of its obligations and duties hereunder.

         2. RELATIONSHIP WITH SBI, SBICMRC PERSONNEL AND EDUCATIONAL PURPOSES OF SBICMRC

              It is understood that SBICMRC was established by SBI as part of its Professional Development program, to provide students of SBI with the opportunity to participate in the operation of a registered investment company under the management and supervision of investment professionals and SBI faculty, and that students of SBI will participate in the operations of SBICMRC under the management and supervision of SBI faculty and SBICMRC personnel. Upon the direction and close monitoring by the officers of SBICMRC and by other SBI faculty members, SBI students will assist in all capacities involved in the management of SBICMRC, from clerical assignments through supporting research and strategy recommendations. SBICMRC will determine from time to time which students and SBI faculty will be assigned to participate in SBICMRC's operations and which tasks each will perform.





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              It is understood that the persons employed by SBICMRC,
              including students and faculty of SBI, will not devote their full time to activities on behalf of SBICMRC and/ or the Fund and nothing contained herein shall be deemed to limit or restrict the right of SBICMRC or any of its affiliates or employees to engage in and devote time and attention to other businesses or activities.

              Any person, even though also an officer, director, employee or agent of SBICMRC, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent, or under the control or direction of, SBICMRC even if paid by SBICMRC.

              The Fund agrees that the term "SBI" in its name is derived from the School of Business and Industry, which established SBICMRC, and further agrees that, in the event that SBICMRC ceases to be the Fund's investment advisor for any reason, the Fund will promptly take all necessary action to change its name to a name not including the words SBI or any other reference to the School of Business and Industry of Florida A&M.

         3.   CUSTODY OF ASSETS

              The assets of the Fund will be held in an account with State Street Bank and Trust Company or any such other brokerage firm or bank which the Fund may hereinafter select (the "Custodian"). SBICMRC shall not act as custodian but may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions effected by SBICMRC pursuant hereto. SBICMRC shall not be responsible for any loss incurred by reason of any act or omission of the Custodian.

         4.   COMPENSATION

              The Fund agrees to pay SBICMRC and SBICMRC agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee calculated daily and paid quarterly in arrears at the annual rate of 0.10% of the value of the Fund's average daily net











              assets in Pool A of the Fund ("Pool A") and a fee calculated daily and paid quarterly in arrears at the annual rate of 0.50% of the value of the Fund's average daily net assets in Pool B of the Fund ("Pool B"). Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information and in the manner specified in the Fund's Articles of Incorporation for the computation of the value of the Fund's net assets. Upon the commencement of activities of the Fund in the middle of a quarter or upon termination of this Agreement before the end of any quarter, the fee for such part of a quarter shall be prorated appropriately and, in the case of termination, shall be payable upon the date of termination of this Agreement.

         5.   EXPENSES

              SBICMRC shall bear all expenses in connection with the performance of its services under this Agreement.

              SBICMRC shall, in addition to its own expenses, bear the following expenses of the Fund:

                   organizational costs of the Fund; and

                   fees and expenses incident to the filing of the initial registration statement under federal law covering the shares of the Fund for public sale.

              All other expenses to be incurred in the operation of the Fund shall be borne by the Fund, including but not limited to the following expenses:

                   brokerage commissions on portfolio transactions;

                   insurance premiums for fidelity and other coverage;

                   expenses of members of the Board of Directors of the Fund not affiliated with SBICMRC;

                   legal and audit expenses;

                   custodian and transfer agent fees and expenses;

                   fees and expenses of the custodian for
                   administrative activities undertaken by the custodian on behalf of the Fund;










                   interest and taxes;

                   fees with respect to registration of the shares of the Fund under federal or state securities laws;

                   expenses of printing and mailing reports, notices and proxy materials to shareholders of the Fund;

                   expenses incurred in connection with the distribution of shares of the Fund pursuant to a duly adopted Rule 12b-1 Plan;

                   all incidental expenses to holding meetings of the Fund's shareholders; and

                   such extraordinary non-recurring expenses as may arise, including litigation, affecting the Fund and any legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

              If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but exclud-ing taxes, brokerage and, with the prior written consent of the necessary state securities commission, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, the Fund may deduct from the fees to be paid hereunder, to the extent required by state law, the amount of such excess. SBICMRC's obligation pursuant hereto is limited to the amount of its fees hereunder. Such deduction, if any, will be estimated daily, and reconciled and effected on a monthly basis.

         6.   PORTFOLIO TRANSACTIONS AND BROKERAGE

              SBICMRC is authorized, in arranging the purchase and sale of the Fund's portfolio securities, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, or futures commission merchants (hereinafter "broker-dealers"), including "affiliated" broker-dealers (as that term is defined in the Investment Company Act), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the "best execution" (prompt and reliable execution at the most favorable security price obtainable) of the Fund's portfolio transactions as well as to obtain, consistent with the provisions of the third subparagraph of this Paragraph 6, the benefit of










              such investment information or research as will be of significant assistance to the performance by SBICMRC of its investment management functions. Portfolio transactions may be transacted with primary marketmakers acting as principal on a net basis, with no brokerage commissions being paid by the Fund. Such principal transactions may, however, result in a profit to such marketmakers. SBICMRC may make purchases of underwritten issues for the Fund at prices which include underwriting fees.

              SBICMRC shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by SBICMRC on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

              SBICMRC shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund's portfolio transactions to broker-dealers, other than "affiliated" broker-dealers (as defined in the Investment Company
              Act), qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) for the Fund and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if SBICMRC determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities










              of SBICMRC with respect to the Fund. In reaching such determination, SBICMRC will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, SBICMRC shall be prepared to show that all commissions were allocated for purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Board of Directors of the Fund were reasonable in relation to the benefits to the Fund.

              SBICMRC shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Directors and the provisions of this paragraph 6.

              The Fund recognizes that an "affiliated" broker-dealer (as defined in the Investment Company Act): (i) may act as one of the Fund's regular brokers for the Fund so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Fund; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

         7.   DURATION

              This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph 8 hereof, this Agreement shall remain in ef-fect until [August 31, 1996], and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund's Board of Directors, including the vote of the majority of the directors of the Fund who are not










              parties to this Agreement or "interested persons" (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a "majority" (as defined in the Investment Company Act) of the outstanding voting securities of the Fund and by such a vote of the Fund's Board of Directors.

         8.   TERMINATION

              This Agreement may be terminated (i) by SBICMRC at any time without penalty upon sixty days' written notice to the Fund (which notice may be waived by the Fund); or
              (ii) by the Fund at any time without penalty upon sixty days' written notice to SBICMRC (which notice may be waived by SBICMRC) provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of the Directors of the Fund then in office or by the vote of the holders of a "majority" (as defined in the Investment Company Act) of the outstanding voting securities of the Fund.

         9.   AMENDMENT AND ASSIGNMENT

              This Agreement may not be amended or the rights of SBICMRC hereunder sold, transferred, pledged or otherwise in any manner encumbered without the affirmative vote or written consent of the holders of the "majority" (as defined in the Investment Company
              Act) of the outstanding voting securities of the Fund. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the Investment Company Act). An assignment shall be deemed to have occurred for purposes of this paragraph if SBI no longer controls SBICMRC.

         10.  DEFINITIONS

              The terms and provisions of the Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions contained in the Investment Company Act.

















                                       THE SBI FUND, INC.

              Attest:


              ______________________   By: ______________________




                                       SBI CAPITAL MANAGEMENT AND
                                       RESEARCH CORPORATION

              Attest:


              ______________________   By: ______________________



































                                      -9-